Exhibit 99.1

NEWS RELEASE

For information, contact:

Media – Susan P. Moore (713) 309-4645

Investors – Douglas J. Pike (713) 309-7141

Lyondell Reports Third-Quarter 2005 Results

•	Lyondell reports net income of $10 million or 4 cents per share on a fully diluted basis vs. $50 million or 28 cents per share a year ago

•	Results reflect a pre-tax charge of $195 million or 49 cents per share (after tax) related to the shutdown of Lake Charles, La., TDI facility

•	Value of lost production caused by Hurricane Rita estimated to be $75 million to $100 million (pre-tax)

•	Strong margins in gasoline components, particularly MTBE, offset raw material cost pressures in chemicals

•	Debt reduced by $1.2 billion since September 2004; debt reduced by $411 million in third quarter

HOUSTON, October 27, 2005 – Lyondell Chemical Company (NYSE: LYO) today announced net income for the third quarter 2005 of $10 million, or 4 cents per share on a fully diluted basis, including third-quarter charges and hurricane impacts described below. This compares with net income of $50 million, or 28 cents per share, for the third quarter 2004, and net income of $126 million, or 48 cents per share, for the second quarter 2005. For the first nine months of 2005, net income was $390 million, or $1.50 per share on a fully diluted basis, compared with net income of $38 million, or 21 cents per share, during the first nine months of 2004.

Table 1—Lyondell Earnings Summary (a)

Millions of dollars except per share amounts	3Q 2005	3Q 2004	2Q 2005	1st Nine Months 2005	1st Nine Months 2004
Sales and other operating revenues	$4,795	$1,307	$4,382	$13,623	$3,573
Net income	10	50	126	390	38
Basic earnings per share	0.04	0.28	0.51	1.59	0.21
Diluted earnings per share (b)	0.04	0.28	0.48	1.50	0.21
Basic weighted average shares outstanding (millions)	246.5	178.1	245.9	245.6	177.5
Diluted weighted average shares outstanding (millions) (b)	260.4	179.9	259.0	259.7	178.7

(a)	Results include the operations of Equistar and Millennium prospectively from December 1, 2004. Prior to December 1, 2004, Lyondell’s 70.5% interest in Equistar was accounted for as an equity investment.
(b)	Includes the dilutive effect of the convertible debentures and outstanding stock options and warrants.

The third quarter 2005 includes several pre-tax charges:

•	$195 million for impairment of the carrying value of Lyondell’s Lake Charles, La., toluene diisocyanate (TDI) facility, which is part of the Propylene Oxide and Related Products segment

•	$30 million related to an industry mutual insurance consortium, including the effects of both Hurricanes Katrina and Rita, which impacts all segments

•	$7 million related to the early retirement of debt

Also, net income in the third quarter 2005 reflects a benefit of $38 million due to a reduction in the estimated income tax rate for the year. This reflects primarily the finalization of income tax liabilities relating to prior years, partially offset by higher foreign earnings that are effectively taxed at higher rates.

The second quarter 2005 included pre-tax charges of $14 million related to a mutual insurance consortium and $9 million related to debt reduction. The third quarter 2004 included pre-tax charges of $6 million related to debt reduction.

Other effects of Hurricanes Katrina and Rita on third-quarter 2005 results include the following:

•	Hurricane Katrina did not directly impact any assets, but did impact several suppliers and logistics providers. While this did not manifest itself in reduced production of ethylene, propylene oxide or titanium dioxide at Lyondell, or reduced crude processing at LYONDELL-CITGO Refining (LCR), it did impact some derivative production.

•	Hurricane Rita’s impact on both assets and production was more direct. All of Lyondell’s Gulf Coast sites were shut down for the storm, and minor damage was sustained at several sites. In addition to shutdown and start-up costs at these facilities, the company experienced lost production during the down time. Compared with nameplate capacity, estimated lost production for certain key products during the third quarter was approximately:

o	Ethylene – 200 million pounds

o	Propylene oxide – 60 million pounds

o	LCR crude processing – 2.4 million barrels

•

Based on August prices and variable costs as reported by industry consultants, as well as internal estimates, the pre-tax value of Lyondell’s lost production in late September caused by Hurricane Rita is estimated to be approximately $75 million to $100 million, or 19 cents to 25 cents per share (after tax). Approximately half of this can be attributed to the Ethylene, Co-Products and Derivatives segment, with the balance split between the Propylene Oxide and Related Products segment and the Refining segment (Lyondell’s share of LCR).

“The third quarter was shaped by Hurricanes Katrina and Rita, rapid increases in raw material costs and tight refined product markets,” said Dan F. Smith, president and CEO of Lyondell Chemical Company. “While pricing trends were established in advance of the hurricanes, these changes accelerated and became far more pronounced as a result of the hurricane-related disruptions. Overall, I am happy to say that Lyondell’s assets fared well through the storms. While third-quarter results were obviously reduced by the storms and impairment of our Lake Charles TDI plant, the breadth of our product portfolio served us well during the quarter.”

OUTLOOK

Thus far in the fourth quarter, prices for most chemical products have increased rapidly in response to both increased costs and tight supply/demand balances. Within the ethylene segment, elevated natural gas costs and strong co-product markets favor liquid raw material economics. The propylene oxide segment has continued to benefit from global MTBE margins that, although seasonally lower than the third quarter, are much stronger than typical for this time of year, while the inorganics segment has benefited from hurricane-related outages at two competitor facilities. In refining, problems encountered during start-up after Hurricane Rita have continued and currently are expected to reduce refining rates to between 30 percent and 50 percent until late November.

“At this time, with the exception of LCR and previously scheduled maintenance turnaround activity at one propylene oxide plant, all of our major plants are operating at or near full capacity, and we believe our chemical businesses are well positioned to respond to post-hurricane supply/demand tightness. The pressures and uncertainties caused by extremely high and volatile raw material costs continue to be a concern, but are somewhat mitigated by our greater reliance on crude oil-based raw materials rather than natural gas,” said Smith.

LYONDELL BUSINESS RESULTS DISCUSSION BY BUSINESS SEGMENT

Lyondell’s operations are reported in four segments: 1) Ethylene, co-products and derivatives; 2) Propylene oxide (PO) and related products; 3) Inorganic chemicals; and 4) Refining, which consists of Lyondell’s 58.75 percent ownership of LYONDELL-CITGO Refining (LCR), a joint venture with CITGO Petroleum Corp.

Ethylene, Co-products and Derivatives Segment – The primary products of this segment are ethylene, ethylene co-products (propylene, butadiene and benzene) and derivatives of ethylene (polyethylene, ethylene oxygenates and vinyl acetate monomer or VAM). Lyondell acquired Millennium on November 30, 2004; Millennium’s acetyls products are included in this segment.

Table 2 – Ethylene, Co-Products & Derivatives Financial Overview (a)

Millions of dollars	3Q 2005	3Q 2004	2Q 2005	1st Nine Months 2005	1st Nine Months 2004
Sales and other operating revenues	$2,988	$2,439	$2,849	$8,811	$6,500
Operating income	22	129	201	618	289
EBITDA (b)	116	208	294	896	519

(a)	For periods prior to January 1, 2005, the Ethylene, Co-Products and Derivatives information represents the historical operating results of Equistar on a 100% basis. See Table 6 for additional segment information.
(b)	See Table 9 for reconciliations of segment EBITDA to net income of Lyondell and Equistar, respectively.

The following discussion addresses business results independent of ownership.

3Q05 v. 2Q05 – Ethylene and ethylene derivative product sales volumes were relatively unchanged versus the second quarter 2005, while product margins declined. The quarterly average ethylene sales price increased by approximately 5 cents per pound, while quarterly average prices for the major ethylene derivatives (polyethylene and ethylene glycol) were relatively unchanged versus the second quarter.

Raw material costs increased for both crude oil-based and natural gas-based raw materials. Increases in fuel co-product prices, coupled with lower average chemical co-product prices, were insufficient to offset these cost increases, which led to an increase of approximately 7 cents per pound in our cost-of-ethylene-production metric (COE).

Acetyls results declined by approximately $20 million primarily due to lower margins related to significantly higher raw material costs.

3Q05 v. 3Q04 – Excluding VAM, ethylene and ethylene derivative sales volumes were approximately 170 million pounds (or 6 percent) lower than strong third-quarter 2004 sales volumes. The quarterly average price of ethylene and polyethylene increased by approximately 7 cents per pound versus the year-ago quarter, while the average ethylene glycol price was relatively unchanged. Prices for performance derivatives such as ethylene oxide (EO), ethylene glycol ethers and vinyl acetate monomer (VAM) averaged 7 cents to 20 cents per pound higher than in the third quarter 2004. Significantly higher raw material costs were only partially offset by increased co-product prices, resulting in an increase of approximately 7 cents per pound in our cost-of-ethylene-production metric (COE).

Acetyls results declined by approximately $15 million due to lower margins primarily resulting from increased natural gas costs.

Propylene Oxide and Related Products Segment – The principal products of the propylene oxide and related products segment include propylene oxide (PO), PO derivatives (propylene glycol, propylene glycol ethers, butanediol and butanediol derivatives), styrene, MTBE, and toluene diisocyanate (TDI).

Table 3 – PO & Related Products Financial Overview (a)

Millions of dollars	3Q 2005	3Q 2004	2Q 2005	1st Nine Months 2005	1st Nine Months 2004
Sales and other operating revenues	$1,848	$1,307	$1,562	$4,939	$3,573
Operating income (b)	70	49	134	300	92
EBITDA (c)	321	106	186	653	274

(a)	See Table 6 for additional segment information.
(b)	Operating income for the third quarter and first nine months of 2005 included an impairment charge of $195 million, which is excluded from EBITDA.
(c)	See Table 9 for a reconciliation of segment EBITDA to net income of Lyondell.

Operating income in the third quarter 2005 includes a charge of $195 million for impairment of the carrying value of Lyondell’s Lake Charles, La., toluene diisocyanate (TDI) facility.

3Q05 v. 2Q05 – PO and PO derivative product results declined slightly based on moderately lower margins, which were partially offset by increased sales volumes. MTBE margins increased significantly, contributing approximately $160 million to profit improvement. Styrene and TDI results both declined slightly primarily due to higher costs.

3Q05 v. 3Q04 – Versus the year-ago quarter, increased PO and PO derivative product margins contributed to an approximate $45 million improvement in segment results. MTBE results improved by approximately $210 million as a result of higher raw material margins. Lower styrene margins resulted in a slight decline in profitability, while lower TDI margins led to a $20 million decline in results.

Inorganic Chemicals Segment – The principal product of the inorganic chemicals segment is titanium dioxide (TiO2). Lyondell acquired Millennium, including this business, on November 30, 2004.

Table 4 – Inorganic Chemicals Financial Overview (a)

Millions of dollars	3Q 2005	3Q 2004	2Q 2005	1st Nine Months 2005	1st Nine Months 2004
Sales and other operating revenues	$345	—	$342	$1,005	—
Operating income (loss) (b)	(16)	—	16	21	—
EBITDA (c)	3	—	52	102	—

(a)	Includes the Inorganic Chemicals segment prospectively from December 1, 2004. See Table 6 for additional segment information.
(b)	Operating income (loss) included impairment charges of $3 million for each of the third and second quarters of 2005 and $8 million for the first nine months of 2005 that are excluded from EBITDA.
(c)	See Table 9 for a reconciliation of segment EBITDA to net income of Lyondell.

The following discussion addresses the inorganics business independent of ownership.

3Q05 v. 2Q05 – Sales volumes increased by approximately 6,000 metric tons to 160,000 metric tons while the average sales price decreased by approximately $50 per metric ton. Approximately half of the U.S. dollar reduction in prices was due to foreign exchange rates. Together, the price and volume changes had an approximately $10 million negative impact on results. Lower production rates related to inventory management early in the third quarter reduced results by approximately $20 million, and finished product inventories were reduced by approximately 30,000 metric tons during the third quarter.

3Q05 v. 3Q04 – Sales volumes were approximately 10,000 metric tons less than the year-ago quarter. Conversely, third-quarter 2005 prices were approximately $165 per metric ton higher than during the third quarter 2004. Reduced production rates related to inventory management lowered results by approximately $20 million.

Refining Segment—Lyondell owns a 58.75 percent interest in LCR, a major refiner of heavy crude oil. This investment is accounted for using the equity method.

Table 5—Refining Financial Overview – 100% Basis (a)

Millions of dollars	3Q 2005	3Q 2004	2Q 2005	1st Nine Months 2005	1st Nine Months 2004
Sales and other operating revenues	$2,202	$1,546	$1,563	$5,301	$4,039
Operating income	100	139	37	255	351
EBITDA (b)	130	182	65	341	452

(a)	The Refining segment information presented above represents the historical operating results of LCR on a 100% basis. See Table 6 for additional segment information.
(b)	See Table 9 for a reconciliation of segment EBITDA to net income of LCR.

3Q05 v. 2Q05 – Total crude processing rates were approximately 52,000 barrels per day higher than second-quarter rates as the refinery processed 212,000 barrels per day under the Venezuelan crude supply contract and 33,000 barrels per day of spot crude. Second-quarter rates were lower than normal due to a combination of planned and unplanned outages while third-quarter rates were impacted by Hurricane Rita. Higher natural gas prices and lower aromatic margins negatively impacted results.

3Q05 v. 3Q04 – Total crude processing rates were approximately 27,000 barrels per day lower than third-quarter 2004 rates. The shortfall was primarily related to Hurricane Rita. Higher natural gas prices and lower aromatic margins negatively impacted results while spot crude oil margins increased.

CASH DISTRIBUTIONS AND DEBT REDUCTION

During the third quarter 2005, net distributions from LCR to Lyondell were $97 million. (Distributions from LCR totaled $127 million and contributions to LCR totaled $30 million.) Lyondell Chemical Company paid $200 million toward early debt reduction, while Millennium Chemicals reduced debt by a net $211 million through the combination of purchasing $311 million of debt and issuing $100 million of debt at its Australian subsidiary.

CONFERENCE CALL

Lyondell will host a conference call today, October 27, 2005, at 11:30 a.m. Eastern Time (ET). Participating on the call will be: Dan F. Smith, President and CEO; Morris Gelb, Executive Vice President and COO; T. Kevin DeNicola, Senior Vice President and CFO; and Doug Pike, Vice President of Investor Relations. The dial-in numbers are 888-391-2385 (U.S. – toll free) and 517-645-6239 (international). The passcode for each is Lyondell. The call will be broadcast live on the Investor Relations page of the company’s web site, www.lyondell.com/earnings.

A replay of the call will be available from 1:30 p.m. ET October 27 to 5 p.m. ET on November 4. The dial-in numbers are 866-435-1326 (U.S.) and 203-369-1022 (international). The passcode for each is 5549. Web replay will be available at 2:30 p.m. ET October 27 on the Investor Relations page of the company’s web site, www.lyondell.com/earnings.

Reconciliations of non-GAAP financial measures to GAAP financial measures, together with any other applicable disclosures, including this earnings release, will be available at 11:30 a.m. ET October 27 at www.lyondell.com/earnings.

ABOUT LYONDELL

Lyondell Chemical Company, headquartered in Houston, Texas, is North America’s third-largest independent, publicly traded chemical company. Lyondell is a major global manufacturer of basic chemicals and derivatives including ethylene, propylene, titanium dioxide, styrene, polyethylene, propylene oxide and acetyls. It also is a significant producer of gasoline blending components. The company has a 58.75 percent interest in LYONDELL-CITGO Refining LP, a refiner of heavy, high-sulfur crude oil. As a result of Lyondell’s November 30, 2004 acquisition of Millennium Chemicals Inc., Millennium and Equistar Chemicals, LP are wholly owned subsidiaries of Lyondell. Lyondell is a global company operating on five continents and employs approximately 10,000 people worldwide.

FORWARD-LOOKING STATEMENTS

The statements in this release and the related teleconference relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon the current beliefs and expectations of management, and are subject to significant risks and uncertainties. Actual results could differ materially based on factors including, but not limited to, costs associated with changes in plant status and related matters; availability, cost and price volatility of raw materials and utilities; supply/demand balances; industry production capacities and operating rates; operating interruptions; uncertainties associated with the U.S. and worldwide economies; current and potential governmental regulatory actions; terrorist acts; international political unrest; legal, tax and environmental proceedings; cyclical nature of the chemical and refining industries; competitive products and pricing; risks of doing business outside of the U.S.; access to capital markets; technological developments; and other risk factors. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the Lyondell, Equistar and Millennium Annual Reports on Form 10-K for the year ended December 31, 2004, and the Lyondell, Equistar and Millennium Quarterly Reports on Form 10-Q for the quarter ended September 30, 2005 which will be filed with the SEC in November 2005.

###

SOURCE: Lyondell Chemical Company; Equistar Chemicals, LP; Millennium Chemicals Inc.

Table 6—Selected Unaudited Segment Financial Information(a)

	For the three months ended			For the nine months ended
	September 30,		June 30, 2005	September 30,
(Millions of dollars)	2005	2004		2005	2004
Sales and other operating revenues (b)
Ethylene, Co-Products & Derivatives	$2,988	$2,439	$2,849	$8,811	$6,500
PO & Related Products	1,848	1,307	1,562	4,939	3,573
Inorganic Chemicals	345	—	342	1,005	—
Refining	2,202	1,546	1,563	5,301	4,039

Operating income (loss)
Ethylene, Co-Products & Derivatives	$22	$129	$201	$618	$289
PO & Related Products (c)	70	49	134	300	92
Inorganic Chemicals (d)	(16)	—	16	21	—
Refining	100	139	37	255	351

Depreciation and amortization
Ethylene, Co-Products & Derivatives	$95	$81	$96	$286	$234
PO & Related Products	59	59	60	177	186
Inorganic Chemicals	26	—	26	76	—
Refining	30	29	28	86	87

EBITDA (e)
Ethylene, Co-Products & Derivatives	$116	$208	$294	$896	$519
PO & Related Products (c)	321	106	186	653	274
Inorganic Chemicals (d)	3	—	52	102	—
Refining	130	182	65	341	452

Capital expenditures
Ethylene, Co-Products & Derivatives	$34	$28	$32	$103	$69
PO & Related Products	11	16	16	41	43
Inorganic Chemicals	13	—	14	32	—
Refining	38	13	49	121	42

(a)	The EC&D data for periods prior to January 1, 2005 represents Equistar results on a 100% basis. Prior to December 1, 2004, Equistar was accounted for as an equity investment. See Table 13 for additional Equistar financial information. See Table 8 for a reconciliation of segment information for the three months and nine months ended September 30, 2005 and for the three months ended June 30, 2005 to consolidated Lyondell financial information. See Table 10 for PO and Related Products data for the three and nine months ended September 30, 2004. The Refining information presented above represents the historical operating results of LCR on a 100% basis. See Table 19 for additional LCR financial information. The Inorganic Chemicals segment is presented prospectively from December 1, 2004.
(b)	Sales include sales to affiliates and intersegment sales.
(c)	PO&RP operating income for the third quarter and first nine months of 2005 included an impairment charge of $195 million, which is excluded from EBITDA.
(d)	Inorganic Chemicals operating income (loss) included impairment charges of $3 million in each of the third and second quarters of 2005 and $8 million in the first nine months of 2005 that are excluded from EBITDA.
(e)	See Table 9 for reconciliation of segment EBITDA to net income.

Table 7—Selected Segment Sales Volumes(a)(b)

	For the three months ended			For the nine months ended
	September 30,		June 30, 2005	September 30,
	2005	2004		2005	2004
Ethylene, Co-Products and Derivatives (in millions)
Ethylene and derivatives (pounds)	2,834	2,836	2,848	8,590	8,315
Polyethylene included above (pounds)	1,409	1,467	1,341	4,087	4,243
Co-products, nonaromatic (pounds)	1,899	2,038	1,862	5,795	5,914
Aromatics (gallons)	100	99	107	309	272

PO and Related Products (in millions)
PO and derivatives (pounds)	790	794	731	2,405	2,445
Co-products:
Styrene monomer (pounds)	953	962	1,045	2,980	2,723
MTBE and other TBA derivatives (gallons)	298	269	297	878	825

Inorganic Chemicals (thousand metric tons)
TiO2	160	—	154	456	—

Refined products (thousand barrels per day)
Gasoline	125	117	110	117	118
Diesel and heating oil	85	99	85	86	96
Jet fuel	16	20	8	15	17
Aromatics	7	9	10	8	9
Other refined products	92	99	70	83	92

Total refined products volumes	325	344	283	309	332

Refinery Runs
Crude processing rates (thousand barrels per day)
Crude Supply Agreement	212	243	165	199	238
Other crude oil	33	29	28	34	29

Total crude oil	245	272	193	233	267

(a)	The EC&D data for periods prior to January 1, 2005 represent Equistar results on a 100% basis. Prior to December 1, 2004, Equistar was accounted for as an equity investment. The Refining information presented above represents the historical operating results of LCR on a 100% basis.
(b)	Sales volumes include sales to affiliates and intersegment sales.

Table 8—Reconciliation of Segment Information to Consolidated Lyondell Financial Information

(Millions of dollars)	Sales and other operating revenues	Operating income (loss)	Depreciation and amortization	Capital expenditures

For the three months ended September 30, 2005:

Segment Data
Ethylene, Co-Products & Derivatives	$2,988	$22	$95	$34
PO & Related Products	1,848	70	59	11
Inorganic Chemicals	345	(16)	26	13
Other(a)	(386)	(4)	2	—

Total	$4,795	$72	$182	$58

For the nine months ended September 30, 2005:

Segment Data
Ethylene, Co-Products & Derivatives	$8,811	$618	$286	$103
PO & Related Products	4,939	300	177	41
Inorganic Chemicals	1,005	21	76	32
Other(a)	(1,132)	(9)	6	2

Total	$13,623	$930	$545	$178

For the three months ended June 30, 2005:

Segment Data
Ethylene, Co-Products & Derivatives	$2,849	$201	$96	$32
PO & Related Products	1,562	134	60	16
Inorganic Chemicals	342	16	26	14
Other(a)	(371)	(3)	3	—

Total	$4,382	$348	$185	$62

(a)	Includes elimination of intersegment transactions and items not allocated to segments.

Table 9—Reconciliation of Segment EBITDA to Net Income

	For the three months ended			For the nine months ended
	September 30,		June 30, 2005	September 30,
(Millions of dollars)	2005	2004		2005	2004

LYONDELL
Segment EBITDA:
Ethylene, Co-Products & Derivatives(a)	$116	$—	$294	$896	$—
PO & Related Products	321	106	186	653	274
Inorganic Chemicals(b)	3	—	52	102	—
Other	(1)	—	(2)	(2)	—
Add:
Income from equity investment in Equistar	—	54	—	—	93
Income from equity investment in LCR	53	89	19	139	208
Deduct:
Depreciation and amortization	(182)	(59)	(185)	(545)	(186)
Interest expense, net	(149)	(108)	(155)	(462)	(325)
Benefit from (provision for) income taxes	54	(26)	(71)	(160)	(20)
Asset impairment charges	(198)	—	(3)	(203)	—
Debt prepayment premiums and charges	(7)	(6)	(9)	(28)	(6)

Lyondell net income	$10	$50	$126	$390	$38

Equistar EBITDA(c)		$208			$519
Deduct:
Depreciation and amortization		(81)			(234)
Interest expense, net		(55)			(165)

Equistar net income		$72			$120

Refining EBITDA(d)	$130	$182	$65	$341	$452
Deduct:
Depreciation and amortization	(30)	(29)	(28)	(86)	(87)
Interest expense, net	(9)	(6)	(9)	(26)	(24)

LCR net income	$91	$147	$28	$229	$341

(a)	The EC&D segment information reflects the consolidation of Millennium and Equistar prospectively from December 1, 2004. For periods prior to December 1, 2004, Equistar was accounted for as an equity investment. See Tables 13 and 16 for additional Equistar and Millennium financial information, respectively.
(b)	The Inorganic Chemicals segment information reflects the consolidation of Millennium prospectively from December 1, 2004.
(c)	The Equistar information presented represents the historical operating results of Equistar on a 100% basis. See Table 13 for additional Equistar financial information.
(d)	The Refining information presented represents the historical operating results of LCR on a 100% basis. See Table 19 for additional LCR financial information.

Table 10—Lyondell Unaudited Income Statement Information(a)

	For the three months ended			For the nine months ended
	September 30,		June 30, 2005	September 30,
(Millions of dollars, except per share data)	2005	2004		2005	2004
Sales and other operating revenues	$4,795	$1,307	$4,382	$13,623	$3,573
Cost of sales	4,350	1,195	3,876	12,008	3,308
Asset impairments	198	—	3	203	—
Selling, general and administrative expenses	152	55	133	414	149
Research and development expenses	23	8	22	68	24

Operating income	72	49	348	930	92
Income from equity investment in Equistar	—	54	—	—	93
Income from equity investment in LCR	53	89	19	139	208
Income (loss) from other equity investments	2	1	(1)	2	3
Interest expense, net	(149)	(108)	(155)	(462)	(325)
Other expense, net	(22)	(9)	(14)	(59)	(13)

Income (loss) before income taxes	(44)	76	197	550	58
Provision for (benefit from) income taxes	(54)	26	71	160	20

Net income	$10	$50	$126	$390	$38

Basic earnings per share:	$0.04	$0.28	$0.51	$1.59	$0.21

Diluted earnings per share:	$0.04	$0.28	$0.48	$1.50	$0.21

Weighted average shares (in millions):
Basic	246.5	178.1	245.9	245.6	177.5

Diluted	260.4	179.9	259.0	259.7	178.7

(a)	Results of operations include the operations of Equistar and Millennium prospectively from December 1, 2004. Prior to December 1, 2004, Equistar was accounted for as an equity investment.

Table 11—Lyondell Unaudited Cash Flow Information(a)

	For the nine months ended September 30,
(Millions of dollars)	2005	2004
Net income	$390	$38
Adjustments:
Depreciation and amortization	545	186
Asset impairments	203	—
Income from equity investments	(141)	(304)
Distributions of earnings from affiliates	140	281
Deferred income taxes	112	16
Debt prepayment charges and premiums	28	6
Changes in assets and liabilities:
Accounts receivable	(358)	(98)
Inventories	(142)	(24)
Accounts payable	323	47
Accrued interest	42	74
Other, net	(51)	34

Cash provided by operating activities	1,091	256

Expenditures for property, plant and equipment	(178)	(43)
Distributions from affiliates in excess of earnings	123	105
Contributions and advances to affiliates	(90)	(32)
Other	3	—

Cash provided by (used in) investing activities	(142)	30

Repayment of long-term debt	(1,072)	(105)
Issuance of long-term debt	99	—
Dividends paid	(166)	(95)
Exercise of stock options	46	9
Other	3	(1)

Cash used in financing activities	(1,090)	(192)

Effect of exchange rate changes on cash	(11)	(1)

Increase (decrease) in cash and cash equivalents	$(152)	$93

(a)	Equistar and Millennium became wholly owned subsidiaries as of December 1, 2004. Prior to December 1, 2004, Lyondell's investment in Equistar was accounted for on an equity basis.

Table 12—Lyondell Unaudited Balance Sheet Information

(Millions of dollars)	September 30, 2005	December 31, 2004
Cash and cash equivalents	$652	$804
Accounts receivable, net	1,869	1,569
Inventories	1,713	1,619
Prepaid expenses and other current assets	150	189
Deferred tax assets	416	276

Total current assets	4,800	4,457
Property, plant and equipment, net	6,619	7,215
Investments and long-term receivables:
Investment in PO joint ventures	788	838
Investment in and receivable from LCR	143	192
Other investments and long-term receivables	160	160
Goodwill, net	2,219	2,175
Other assets, net	844	924

Total assets	$15,573	$15,961

Accounts payable	$1,472	$1,202
Current maturities of long-term debt	256	308
Accrued liabilities	801	785

Total current liabilities	2,529	2,295
Long-term debt	6,617	7,555
Other liabilities	1,791	1,780
Deferred income taxes	1,671	1,477
Minority interest	182	181
Stockholders' equity (246,918,784 and 243,684,998 shares outstanding at September 30, 2005 and December 31, 2004, respectively)	2,783	2,673

Total liabilities and stockholders' equity	$15,573	$15,961

Tables 13 through 21 represent additional financial information on a 100% basis for Equistar, Millennium and LCR.

Table 13—Equistar Unaudited Income Statement Information(a)

	For the three months ended			For the nine months ended
	September 30,		June 30, 2005	September 30,
(Millions of dollars)	2005	2004		2005	2004
Sales and other operating revenues(b)	$2,867	$2,439	$2,700	$8,428	$6,500
Cost of sales	2,776	2,255	2,447	7,640	6,063
Selling, general and administrative expenses	52	47	47	146	129
Research and development expenses	8	8	9	25	23
Gain on asset dispositions	—	—	—	—	(4)

Operating income	31	129	197	617	289
Interest expense, net	(56)	(55)	(54)	(164)	(165)
Other expense, net	(3)	(2)	(1)	(7)	(4)

Net (loss) income(c)	$(28)	$72	$142	$446	$120

(a)	Represents information for Equistar on a stand-alone basis and does not reflect purchase accounting adjustments.
(b)	Sales and other operating revenues include sales to affiliates.
(c)	As a partnership, Equistar is not subject to federal income taxes.

Table 14—Equistar Unaudited Balance Sheet Information(a)

(Millions of dollars)	September 30, 2005	December 31, 2004
Cash and cash equivalents	$132	$39
Accounts receivable, net	1,017	826
Inventories	682	582
Prepaid expenses and other current assets	49	43

Total current assets	1,880	1,490
Property, plant and equipment, net	3,079	3,167
Investments	59	60
Other assets, net	364	357

Total assets	$5,382	$5,074

Accounts payable	$879	$532
Current maturities of long-term debt	150	1
Accrued liabilities	254	273

Total current liabilities	1,283	806
Long-term debt	2,161	2,312
Other liabilities and deferred revenues	408	395
Partners' capital	1,530	1,561

Total liabilities and partners' capital	$5,382	$5,074

(a)	Represents information for Equistar on a stand-alone basis and does not reflect purchase accounting adjustments.

Table 15—Equistar Unaudited Cash Flow Information(a)

	For the nine months ended September 30,
(Millions of dollars)	2005	2004
Net income	$446	$120
Adjustments:
Depreciation and amortization	238	234
Deferred maintenance turnaround expenditures	(51)	(55)
Gain on asset dispositions	—	(4)
Changes in assets and liabilities:
Accounts receivable(b)	(191)	(205)
Inventories	(94)	(89)
Accounts payable	340	80
Accrued interest	(17)	(16)
Other, net	(9)	11

Cash provided by operating activities	662	76

Expenditures for property, plant and equipment	(103)	(69)
Proceeds from sales of assets	3	41

Cash used in investing activities	(100)	(28)

Distributions to owners	(475)	(100)
Repayment of long-term debt	(1)	—
Other	7	—

Cash used in financing activities	(469)	(100)

Increase (decrease) in cash and cash equivalents	$93	$(52)

(a)	Represents information for Equistar on a stand-alone basis and does not reflect purchase accounting adjustments.
(b)	In consideration of discounts offered to certain customers for early payment for product, some receivable amounts were collected in September 2005 and 2004 that otherwise would have been expected to be collected in October of the respective years. This included $55 million and $51 million from Occidental Chemical Corporation in September 2005 and 2004, respectively.

Table 16—Millennium Unaudited Income Statement Information(a)(c)

	For the three months ended		For the nine months ended
(Millions of dollars)	September 30, 2005	June 30, 2005	September 30, 2005
Sales and other operating revenues(b)	$489	$515	$1,457
Cost of sales	448	424	1,237
Selling, general and administrative expenses	77	45	165
Research and development expenses	5	6	17
Asset impairments	3	3	8
Combination costs	2	—	2

Operating income (loss)	(46)	37	28
Interest expense, net	(24)	(25)	(73)
Other expense, net	(18)	5	(22)

Income (loss) before equity investment, minority interest and income taxes	(88)	17	(67)
Income (loss) from equity investment in Equistar	(8)	42	132

Income (loss) before income taxes and minority interest	(96)	59	65
Provision for (benefit from) income taxes	(26)	20	31

Income before minority interest	(70)	39	34
Minority interest	(2)	(1)	(4)

Net income (loss)	$(72)	$38	$30

(a)	Represents information for Millennium on a stand-alone basis and does not reflect purchase accounting adjustments.
(b)	Sales and other operating revenues include sales to affiliates.
(c)	The third quarter and first nine months of 2005 included $39 million and $45 million, respectively, of charges representing revisions to Lyondell's previous estimates of expected future environmental remediation spending.

Table 17—Millennium Unaudited Balance Sheet Information(a)

(Millions of dollars)	September 30, 2005	December 31, 2004
Cash and cash equivalents	$178	$344
Accounts receivable, net	339	318
Inventories	425	414
Prepaid expenses and other current assets	88	79

Total current assets	1,030	1,155
Property, plant and equipment, net	659	707
Investments	448	457
Goodwill	104	104
Other assets, net	94	107

Total assets	$2,335	$2,530

Accounts payable	$256	$291
Current maturities of long-term debt	6	7
Accrued liabilities	125	156

Total current liabilities	387	454
Long-term debt	1,156	1,398
Other liabilities	621	536
Deferred income taxes	171	164
Minority interest	46	33
Stockholders' deficit
(100,000,000 shares authorized; 66,135,816 shares issued)	(46)	(55)

Total liabilities and stockholders' equity	$2,335	$2,530

(a)	Represents information for Millennium on a stand-alone basis and does not reflect purchase accounting adjustments.

Table 18—Millennium Unaudited Cash Flow Information(a)

For the nine months ended
(Millions of dollars)	September 30, 2005
Net income	$30
Adjustments:
Asset impairments	8
Depreciation and amortization	82
Debt prepayment charges and premiums	10
Deferred income taxes	(18)
Income from equity investment in Equistar	(132)
Distributions of earnings from Equistar	132
Changes in assets and liabilities:
Accounts receivable	(23)
Inventories	(19)
Accounts payable	(25)
Other, net	71

Cash provided by operating activities	116

Expenditures for property, plant and equipment	(34)
Distributions from Equistar in excess of earnings	8

Cash used in investing activities	(26)

Repayment of long-term debt	(349)
Issuance of long-term debt	99
Contribution from Lyondell	6
Distributions to minority interests	(5)
Other	(1)

Cash used in financing activities	(250)

Effect of exchange rate changes on cash	(6)

Decrease in cash and cash equivalents	$(166)

(a)	Represents information for Millennium on a stand-alone basis and does not reflect purchase accounting adjustments.

Table 19—LCR Unaudited Income Statement Information

	For the three months ended			For the nine months ended
	September 30,		June 30, 2005	September 30,
(Millions of dollars)	2005	2004		2005	2004
Sales and other operating revenues(a)	$2,202	$1,546	$1,563	$5,301	$4,039
Cost of sales	2,091	1,393	1,515	5,012	3,643
Selling, general and administrative expenses	11	14	11	34	45

Operating income	100	139	37	255	351
Interest expense, net	(9)	(6)	(9)	(26)	(24)
Other income	—	14	—	—	14

Net income(b)	$91	$147	$28	$229	$341

EBITDA(c)	$130	$182	$65	$341	$452

(a)	Sales and other operating revenues include sales to affiliates.
(b)	As a partnership, LCR is not subject to federal income taxes.
(c)	See Table 9 for reconciliation of LCR's net income to EBITDA.

Table 20—LCR Unaudited Balance Sheet Information

(Millions of dollars)	September 30, 2005	December 31, 2004
Total current assets	$487	$359
Property, plant and equipment, net	1,289	1,227
Other assets, net	83	61

Total assets	$1,859	$1,647

Current maturities of long-term debt	$5	$5
Other current liabilities	883	583
Long-term debt	440	443
Loans payable to partners	264	264
Other liabilities	107	112
Partners' capital	160	240

Total liabilities and partners' capital	$1,859	$1,647

Table 21—LCR Unaudited Cash Flow Information

	For the nine months ended September 30,
(Millions of dollars)	2005	2004
Cash flow from operations	$440	$522
Capital expenditures	121	42
Depreciation and amortization	86	87